UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2011

ABITIBIBOWATER INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec, Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

In connection with the closing on January 14, 2011 of the previously-disclosed transaction pursuant to which Augusta Newsprint Company, or “Augusta”, became a wholly-owned indirect subsidiary of AbitibiBowater Inc. (the “Company”), Augusta issued on that date a secured promissory note, or the “note”, as part of the consideration in the transaction. Also in connection with closing, Augusta was converted from a Georgia partnership to a Delaware limited liability company. The principal amount of the note is $90 million and its maturity date is January 14, 2015, subject to possible extensions up to the eighth anniversary of the issue date, as described below. The principal amount may be repaid in cash or, at Augusta’s election and subject to certain conditions, in freely tradeable common shares of the Company, using 95% of the 20-trading day volume weighted average trading price of the Company’s common shares for the period ended 5 business days before the maturity date. If the holder rejects Augusta’s election to repay the note in shares, the maturity date will be automatically extended to the next anniversary of the issue date, provided that the maturity date may not be extended beyond the eighth anniversary of the issue date. In the event Augusta elects to repay the note in shares on the eighth anniversary of the issue date and the holder rejects that election, the note will be settled in cash.

Interest on the note will accrue at a rate of: (i) 8.0% per annum, so long as the outstanding principal amount is equal to or greater than $60 million, (ii) 6.5% per annum, so long as the outstanding principal amount is less than $60 million and equal to or greater than $30 million and (iii) 5.0% per annum, so long as the outstanding principal amount is less than $30 million. The note must be prepaid out of a portion of Augusta’s distributable cash.

Augusta’s obligations will be secured by a priority security interest in substantially all of its assets, including a mortgage on the Augusta mill, and a pledge by the Company of the outstanding limited liability company interests in Augusta, including the Company’s right to receive distributions and profits from Augusta. The note is non-recourse as against the Company and includes customary covenants and events of default.

If there occurs an event of default thereunder, the note, including all unpaid principal and accrued interest, will become immediately due and payable in cash and all unpaid amounts thereunder will thereafter bear interest at a rate 2.0% in excess of the otherwise applicable rate until the event of default is no longer continuing or waived by the holder.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 17, 2011, the Company agreed with Pierre Rougeau that, effective as of that date, he would transition from executive vice president, operations and sales, to a special executive advisor reporting to the president and chief executive officer. His employment will terminate on March 31, 2011, after which he has agreed to serve as a consultant to the Company in respect of certain special assignments for a three-month period, at a rate of $32,000 per month.

The Company will honor its obligations to Mr. Rougeau pursuant to the executive severance policy, the 2010 AbitibiBowater Inc. Short-Term Incentive Plan, the 2011 AbitibiBowater Inc. Short-Term Incentive Plan, the 2010 AbitibiBowater Inc. Long-Term Incentive Plan (the “LTIP”) and applicable pension plans, in each case as previously disclosed. The Company has agreed to allow the continued vesting of his award under the LTIP through December 9, 2011 and for the options granted thereunder to remain exercisable until the later of one year after June 30, 2011 or the end of his consulting arrangement.

Mr. Rougeau will be subject to non-compete and non-solicitation arrangements for a period of 12 months following his employment termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ABITIBIBOWATER INC.

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Senior Vice President & Chief Legal Officer

Dated: January 20, 2011